                                                                    EXHIBIT 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                    Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
                                                                     December 31, 1998    December 31, 1997    December 31, 1996
                                                                     -----------------    -----------------    ------------------
EARNINGS AS DEFINED (1)
Net Income .......................................................        $114,619              $125,630             $122,239
Fixed charges ....................................................          61,304                57,905               53,831
                                                                          --------              --------             --------
  Earnings as defined ............................................        $175,923              $183,535             $176,070
                                                                          ========              ========             ========

FIXED CHARGES AS DEFINED (1)
Interest on long-term debt .......................................        $ 47,091              $ 47,024             $ 43,163
Interest on other borrowed funds .................................          12,113                 8,664                8,012
Amortization of debt discounts, premium
  and expense ....................................................             955                 1,032                1,081
Interest implicit in rentals (2) .................................           1,145                 1,185                1,575
                                                                          --------              --------             --------
  Fixed charges as defined .......................................        $ 61,304              $ 57,905             $ 53,831
                                                                          ========              ========             ========

Ratio of Earnings to Fixed Charges ...............................            2.87                  3.17                 3.27
                                                                          ========              ========             ========
----------------

Notes:
------
(1)   Earnings and fixed charges are defined and computed in accordance with
      Item 503 of Regulation S-K.
(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

MichCon is a guarantor of certain other debt. Fixed charges related to such debt are deemed to be immaterial and therefore have been excluded from the above ratios.